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                                                                    Exhibit 99.a

         RONSON CORPORATION REPORTS SUBSTANTIAL INCREASE IN NET EARNINGS
                AND 21% SALES INCREASE IN THE FIRST QUARTER 2004

Somerset, N.J., April 26, 2004 - Ronson Corporation (NASDAQ SmallCap RONC; OTC Bulletin Board RONCP). Ronson Corporation (the "Company") today reported its sales and earnings in the first quarter 2004.

Sales
-----

The Company's Net Sales increased 21% to $7,049,000 in the first quarter of 2004 as compared to $5,838,000 in 2003.

Net Earnings
------------

The Company's Net Earnings increased by $347,000 in the first quarter of 2004 to $275,000 as compared to a Net Loss of $72,000 in the first quarter of 2003.

Operating Earnings
------------------

The Company's Operating Earnings ("Earnings from Continuing Operations before Other Charges, Interest, Other Items and Income Taxes") increased by $626,000 in the first quarter of 2004 to $611,000 from a loss of $15,000 in the first quarter of 2003.

Redemption of Preferred Stock
-----------------------------

As previously reported on February 12, 2004, the Company's Board of Directors approved the redemption of all of the Company's 12% Cumulative Convertible Preferred Stock which remains outstanding. The redemption was expected to be completed by May 15, 2004. The Company has extended the completion date to May 31, 2004, to allow the preferred shareholders more time to submit their certificates for redemption or conversion into Ronson common stock.

Ronson Corporation's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed based operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, charter, avionics and hangar/office leasing.






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                                                                     Page 5 of 5



                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    2004              2003
                                                    ----              ----
FOR THE QUARTER ENDED MARCH 31:
-------------------------------

Net sales                                       $ 7,049,000      $ 5,838,000
Earnings (loss) before other charges,
  interest, other items and income taxes
 ("operating earnings (loss)")                      611,000          (15,000)
Earnings (loss) before other charges,
  and income taxes                                  528,000         (114,000)
Other charges, net (1)                               50,000(1)        20,000(1)
Earnings (loss) before income taxes                 478,000         (134,000)
Income tax expense (benefit)                        203,000          (62,000)
Net earnings (loss)                                 275,000          (72,000)

Net earnings (loss) per common share (2):
  Basic                                         $       .07      $      (.02)
  Diluted                                       $       .07      $      (.02)

Average Common Shares Outstanding (3):
  Basic                                           4,055,000        4,033,000
  Diluted                                         4,163,000        4,033,000

FOOTNOTES:
----------

     (1) The first quarters of 2004 and 2003 included other charges, net of related insurance reimbursements, of $50,000 and $20,000, respectively, which were the legal fees incurred as a result of the derivative action filed by a stockholder in March 2003.

     (2) Basic Net Earnings per Common Share provides for quarterly cumulative preferred dividends with no conversion of preferred shares to common shares. Provisions were made for cumulative preferred dividends of approximately $2,000 in each of the first quarters of 2004 and 2003.

          Diluted Net Earnings per Common Share assumes no provision for the quarterly cumulative preferred dividends with full conversion of all preferred shares to common shares and includes the dilutive effect of outstanding stock options. The assumed conversion of preferred shares to common shares and the stock options were anti-dilutive for the quarter ended March 31, 2003, and, therefore, were excluded from the computation of Diluted Net Earnings per Common Share for that period.

     (3) On February 12, 2004, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. For the quarters ended March 31, 2004 and 2003, the number of shares include the 5% stock dividend declared in February 2004 and the per share amounts have been retroactively adjusted to reflect the 5% stock dividend.


COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300